Exhibit 10.1

LOAN AGREEMENT

dated as of

August 16, 2018

between

CBIZ BENEFITS & INSURANCE SERVICES, INC.

and

THE HUNTINGTON NATIONAL BANK

This LOAN AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2018 between CBIZ BENEFITS & INSURANCE SERVICES, INC., a Missouri corporation (the “Borrower”) and THE HUNTINGTON NATIONAL BANK, a national banking association (the “Lender”).

ARTICLE 1

DEFINITIONS

Section 1.01.Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by control or otherwise.

“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Subsidiary to the Lender or any Affiliate of the Lender for Bank Products irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary by the Lender or any Affiliate of the Lender, including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) Hedging Contracts. Bank Products shall not include facilities under the Syndicated Credit Agreement.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Blocked Person” means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the

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Executive Order No. 13224; (e) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which the Lender is authorized or required to be closed.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in a change in the ownership of the Borrower, such that the Parent fails to: (i) own legally and beneficially, directly or indirectly, 100% of the outstanding equity interests of the Borrower or (ii) have the power to direct or cause the direction of the management and policies of the Borrower.

“Commitment” means the commitment of the Lender to make Revolving Loans hereunder in the amount of up to $20,000,000.

“Control” means possession, directly or indirectly, of the power (a) to vote 20% or more of any class of voting securities of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 8.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 4 12(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Events of Default” has the meaning specified in Article 7.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financing Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, and the use of the proceeds thereof.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred with by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lender.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Hedging Contract” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

“Hedging Obligations” means any and all obligations of Borrower to Lender or any affiliate of The Huntington National Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Hedging Contracts, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Hedging Contract.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the promissory note, any and all Hedging Contracts, any and all agreements with respect to any Bank Products, any guaranties, , letter of credit application and agreement or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by the Borrower or delivered to the Lender in connection with this Agreement.

“Loans” means loans made by the Lender to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document, or (c) the rights of or benefits available to the Lender under, or the validity or enforceability of, any Loan Document.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Parent” means CBIZ, Inc., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA.

“Prime Commercial Rate” means, for any date, the rate established by the Lender from time to time based on its consideration of economic, money market, business and competitive factors as of such date, and it is not necessarily the Lender’s 's most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to the undersigned immediately with each change in the Prime Commercial Rate.  The interest rate change will not occur more often than each Business Day.  If the Prime Commercial Rate becomes unavailable, the Lender may designate a substitute index after notifying the Borrower.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Revolving Availability” means on any date an amount equal to the amount of the Commitment on such date minus the Total Outstanding Amount on such date.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the Revolving Availability Termination Date (or, if earlier, the date on which the outstanding Commitment terminates).

“Revolving Availability Termination Date” means the earliest to occur of (i) August 16, 2019, (ii) the date on which the Syndicated Credit Agreement is terminated, and (iii) the date on which the Lender ceases to be a “Lender” under the Syndicated Credit Agreement.

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“Subsidiary” means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by the Borrower.

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“Syndicated Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of April 3, 2018, by and among CBIZ Operations, Inc., as the Borrower, CBIZ, Inc., Bank of America, N.A., as Agent, a Lender, Issuing Bank and Swing Line Bank, and the other financial institutions party thereto, as amended, modified, supplemented, restated or replaced from time to time.

“TM Services Agreement” means, collectively, the Authorization and Agreement for Treasury Management Services executed and delivered by the Borrower dated August 16, 2018, and the Treasury Management Services Agreement delivered to the Borrower in connection therewith.

“Total Outstanding Amount” means, at any date, the sum of the aggregate outstanding principal amount of the Lender’s Revolving Loans at such date.

“UCC” means the Uniform Commercial Code as in effect from time to time.  Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.

“United States” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.03.Accounting Terms; Changes in GAAP; Uniform Commercial Code Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Lender notifies the Borrower requesting an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

THE CREDITS

Section 2.01.Commitment.   Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in the Total Outstanding Amount exceeding the Revolving Availability.  Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02.Manner of Borrowing Loans.  In accordance with Section 4 of Part IV of the TM Services Agreement, Revolving Loan shall be advanced at any time that the daily balance in the Borrower’s demand deposit account number xxxx2372 (or such other demand deposit account specified by the Lender from time to time in writing) falls below Zero Dollars ($0.00) and the principal amount of such Revolving Loan shall be the amount necessary, rounded to the nearest Dollar, to bring the balance in such demand deposit account to an amount in excess of Zero Dollars ($0.00); provided, however that the principal amount of such Revolving Loan shall not be less than Five Thousand Dollars ($5,000).

Section 2.03.Funding of Revolving Loans. The Lender shall credit the principal amount of the Revolving Loans in accordance with Section 4 of Part IV of the TM Services Agreement.

Section 2.04.Termination of Commitment.  Unless previously terminated, the Commitment will terminate on the Revolving Availability Termination Date.

Section 2.05.Payment of Principal; Evidence of Debt.  (a) The Borrower unconditionally promises to pay to the Lender immediately upon the Revolving Availability Termination Date the then unpaid principal amount of the Revolving Loans.

(b)The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time.

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(c)The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(d)The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by the Lender to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e)The Loans shall be evidenced by a promissory note in the form of Exhibit A hereto.

Section 2.06.Optional and Mandatory Prepayments.  (a) Optional Prepayments.  The Borrower will have the right at any time to prepay any Revolving Loan in whole or in part, without premium or penalty.

(b)Mandatory Prepayments.  If at any date the Total Outstanding Amount exceeds the Revolving Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Loans in an amount equal to such excess until the Total Outstanding Amount does not exceed the Revolving Availability.

Section 2.07.Fees.  The Borrower shall pay to the Lender monthly in advance on the first day of each month, commencing on September 1, 2018, a monthly maintenance fee in the amount of Four Hundred Seventy-five Dollars ($475), which fee shall be deemed fully earned and non-refundable when paid.

Section 2.08.Interest.  (a) The principal sum outstanding under this Agreement shall bear interest at a floating rate per annum equal to the Prime Commercial Rate (the “Interest Rate”).  The Lender shall not be required to notify the Borrower of any adjustment to the Prime Commercial Rate or the Interest Rate hereunder.  Interest on the unpaid principal sum outstanding under this Agreement is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied  by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.   Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days.

(b)[Reserved.]

(c)Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two hundred (200) Basis Points in excess of the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section; and (ii) upon notice to the Borrower from the Lender upon and during the continuance of an Event of Default, and continuing for so long as an Event of Default exists (but without duplication of the interest accruing pursuant to clause (i), above), interest on the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to two  hundred (200) Basis

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Points in excess of the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section.

(d)Interest accrued on each Borrowing shall be payable monthly in arrears on the first day of each calendar month, commencing October 1, 2018 (provided that if such date is not a Business Day, payment will be due on the next Business Day).  If not sooner paid, the outstanding principal balance under this Agreement shall be due and payable in full on the Revolving Availability Termination Date.

(e)The Prime Commercial Rate shall be determined by the Lender, and its determination thereof will be conclusive absent manifest error.

(f) Notwithstanding any provision to the contrary in this Agreement, in no event shall the interest rate charged under this Agreement exceed the maximum rate of interest permitted under applicable state and/or federal usury law.  Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to the Lender under this Agreement, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

Section 2.09.Taxes.  All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any taxes.

Section 2.10.Payments Generally.  (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees) at or before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 2:00 p.m., Columbus, Ohio time) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

Section 3.01.Organization; Powers.  The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.Authorization; Enforceability.   The Financing Transactions to be entered into by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.Governmental Approvals; No Conflicts.  The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) to the best of the Borrower’s knowledge will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate the charter, by-laws, or other organizational documents of the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (e) to the best of the Borrower’s knowledge will not result in the creation or imposition of any Lien on any property of the Borrower.

Section 3.04.Financial Statements; No Material Adverse Change.  (a) The Parent has heretofore furnished to the Lender the consolidated balance sheet as of December 31, 2017 and the related consolidated statements of activities and cash flows for the Fiscal Year then ended.  Such financial statements present fairly, in all material respects, the consolidated financial position of the Parent as of such date and its consolidated results of operations and cash flows for such periods in accordance with generally accepted auditing standards.

(b)Since December 31, 2017, and as of the Effective Date, there has been no change in the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Parent and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect.

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Section 3.05.Borrower’s Subsidiaries.  As of the Effective Date, the Borrower has no Subsidiaries other than those set forth on Schedule 3.05.  Schedule 3.05 accurately identifies the jurisdiction under the laws of which each such Subsidiary is formed.

Section 3.06.Litigation.  As of the Effective Date, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or of which the Borrower has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower (i) as to which there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions.

Section 3.07.Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable laws, regulations and orders dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08.Taxes.  The Borrower has filed all required tax returns and reports (or filed appropriate extensions therefor) that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon any Borrower or its assets, including unemployment, social security, and real estate taxes, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Except for Contested Claims (as defined in Section 5.10), the Borrower has paid all taxes which are now due and payable, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No taxing authority has asserted or assessed any additional tax liabilities against the Borrower which are outstanding on the Effective Date, and the Borrower has not filed for any extension of time for the payment of any tax.

Section 3.09.Investment Company Status.  The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10.ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.Regulation U.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 3.12.Solvency.  Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation,

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will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

Section 3.13Anti-Terrorism Laws.  The Borrower is not in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Borrower nor the Parent (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224

ARTICLE 4

CONDITIONS

Section 4.01.Effective Date.  The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)The Lender shall have received counterparts of this Agreement.

(b)The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization for and validity of the Financing Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Financing Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel.

(c)The Lender shall have received a certificate, dated the Effective Date and signed by an officer of the Borrower, confirming compliance with the conditions set forth in clause (b), (c) and (d) of Section 4.02.

(d)The Lender shall not have determined that, since December 31, 2017, any event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect, other than those events, developments and circumstances that have been disclosed to the Lender in writing.

(e)The Lender shall not have become aware of any information or other matter affecting the Borrower or the Financing Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

(f)The Borrower shall have executed and delivered to the Lender the note required by Section 2.05(e).

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(g)The Borrower shall have delivered to the Lender the certificates evidencing the insurance required pursuant to Section 5.06.

(h)The Borrower shall have paid all fees and other amounts due and payable to the Lender on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including reasonable fees, charges and disbursements of the Lender’s counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

(i)All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

(j)The Lender shall have received from the Borrower such other certificates and other documents as the Lender may reasonably have requested.

Promptly after the Effective Date occurs, the Lender shall notify the Borrower thereof, and such notice shall be conclusive and binding.

Section 4.02.Conditions to Initial Utilization and Each Subsequent Utilization.  The obligation of the Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), is subject to receipt of the Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)The Effective Date shall have occurred.

(b)Immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing, as applicable.

(d)Immediately before and after such Borrowing is made, the Total Outstanding Amount will not exceed the Revolving Availability.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

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Section 5.01.Financial Statements and Other Information.  The Borrower shall furnish to the Lender, or shall cause the Parent to furnish, (a) the financial statements described in Section 7.01 of the Syndicated Credit Agreement, (b) the certificates and other information described in Section 7.02 of the Syndicated Credit Agreement, and (c) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of any Loan Document, as the Lender may reasonably request. Delivery by the Parent pursuant to Sections 7.01 and 7.02 of the Syndicated Credit Agreement shall be deemed to satisfy (a) and (b) above.

Section 5.02.Notice of Material Events.  The Borrower shall furnish to the Lender prompt written notice of the following:

(a)the occurrence of any Default of which Borrower has knowledge;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liabilities of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.Existence; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and the loss of which could be reasonably expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.01.

Section 5.04.Payment of Obligations.  The Borrower shall, and shall cause each of its Subsidiaries to, pay all of its debt and other material obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

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Section 5.05.Reserved..

Section 5.06.Insurance.   The Borrower shall keep itself and all of its insurable properties, and shall cause each of its Subsidiaries to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and the Borrower shall furnish to the Lender certificates of insurance naming the Lender as additional insured with respect to liability insurance, together with such other information about any such insurance as the Lender may from time to time reasonably request.

Section 5.07.Proper Records; Rights to Inspect and Appraise.  The Borrower shall keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.  The Borrower shall permit any representatives designated by the Lender, upon reasonable prior notice and at reasonable intervals, to discuss with senior officers of the Borrower, the affairs, finances and condition of the Borrower.

Section 5.08.Compliance with Laws.  The Borrower shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.

Section 5.09.Use of Proceeds.  The proceeds of the Revolving Loans will be used only to finance the general corporate purposes of the Borrower, including ongoing working capital needs, seasonal cash flow variations and other Borrower requirements.  No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

Section 5.10.Taxes.  The Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon each of them or their respective assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which by law might be a Lien or charge upon any of its assets, provided that no such charge or claim need be paid if and for so long as each of the following conditions continue to be met (“Contested Claims”): (a) such Contested Claim is being diligently contested in good faith so long as Lender is notified in advance of such contest, and (b) the Borrower establishes an adequate reserve or other appropriate provision for the payment of such Contested Claim and all other Contested Claims required by GAAP.

Section 5.11.ERISA.  The Borrower shall not create, maintain or become obligated to contribute to any Plan or Multiemployer Plan, as such terms are defined in Sections 3(2), 3(37) and 4001(a)(3) of ERISA without the Lender’s prior written consent, which consent shall not be unreasonably withheld.

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ARTICLE 6

NEGATIVE COVENANTS

Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 6.01.Fundamental Changes.  The Borrower shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that (i) the Borrower may merge with any Person organized under the laws of the United States of America or one of its States or the District of Columbia so long as (A) (1) the Borrower is the surviving corporation, and (2) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, or (B) immediately upon the consummation of such merger or consolidation, all of the Loans would be repaid in full, (ii) any Subsidiary may merge into any other Subsidiary, and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such liquidation or dissolution could not reasonably be expected to have a Material Adverse Effect.

Section 6.02.Anti-Terrorism Laws.  The Borrower shall not, at any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming the compliance of Lender with this section.

Section 6.03.Amendment of Material Documents.  The Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Lender, amend, modify or waive any of its rights under its articles of incorporation, bylaws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

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(b)the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document within three (3) days of notice of nonpayment from the Lender; or

(c)any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; or

(d)the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01, Section 5.02, or Section 5.04 or in Article 6; or

(e)the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 30 days after the earlier of written notice of such failure to the Borrower from the Lender or actual knowledge of such failure by an officer of the Borrower; or

(f)any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing and as a result it would reasonably be expected to result in a Material Adverse Effect; or

(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

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(j)an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(k)there occurs any Change of Control; or

(l)any “Event of Default” occurs under the Syndicated Credit Agreement;

then, and in every such event (except an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Lender may,  by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (g) or (h) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE 8

MISCELLANEOUS

Section 8.01.Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)if to the Borrower, to CBIZ Benefits & Insurance Services, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131 Attention: Cynthia Sobe (Facsimile No. (216) 447-9007); and

(b)if to the Lender, to The Huntington National Bank, 200 Public Square, Cleveland, Ohio 44114, Attention: Brian Gallagher (Facsimile No. (877) 672-1062).

Either party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

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Section 8.02.Waivers; Amendments.  (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender had notice or knowledge of such Default at the time.

(b)No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Lender.

Section 8.03.Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire Patton Boggs (US) LLP, special counsel for the Lender, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof, (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b)The Borrower shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses

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arising out of a proceeding in which such indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Lender and the Borrower or (y) if no such agreement has been reached following the Lender’s good faith consultation with the Borrower with respect thereto, by the Lender in its reasonable discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such indemnitee regarding defensive measures and potential settlement; and (v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

(c)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

(d)All amounts due under this Section shall be payable within ten Business Days after written demand therefor.

Section 8.04.Successors and Assigns.  (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the prior written consent of the Borrower, which shall not be withheld or delayed unreasonably; provided, however, that upon the duration and continuance of an Event of Default, no such consent by the Borrower shall be required.

Section 8.05.Survival.  All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default

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or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated.  The provisions of Section 8.03 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

Section 8.06.Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement (i) will become effective when the Lender shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07.Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 8.08.Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by the Lender, irrespective of whether or not the Lender shall have made any demand hereunder and although such obligations may be unmatured.  The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

Section 8.09.Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

(b)The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Franklin County and of the United States District Court of the Southern District of Ohio, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or

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enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio state court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding, including any appeals, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)Each party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

Section 8.10.WAIVER OF JURY TRIAL.  The parties hereto acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived.  Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Agreement, the Loan Documents, or the relationship among the parties hereto, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury.

Section 8.11.Headings.  Article and Section headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12.Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until the Lender shall have received such cumulated amount, together with interest thereon at the Base Rate to the date of payment.

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Section 8.13.Important Information About Procedures Required by the USA Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with the Lender.

What this means: When an entity or person opens an account or establishes a relationship with the Lender, the Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with the Lender.  The Lender may also ask to see identifying documents for the entity or person.

[No other provisions are on this page; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CBIZ BENEFITS & INSURANCE SERVICES, INC.

By:	/s/ Ware H. Grove
Name:	Ware H. Grove
Title:	Vice President

THE HUNTINGTON NATIONAL BANK

By:
Name:
Title:

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Exhibit A

FORM OF REVOLVING LOAN NOTE

$20,000,000	August 16, 2018

FOR VALUE RECEIVED, CBIZ BENEFITS & INSURANCE SERVICES, INC., a Missouri corporation (the “Borrower”), promises to pay to the order of The Huntington National Bank (the “Lender”), the principal sum of Twenty Million and No/100 Dollars ($20,000,000) or such lesser amount that is the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Loan Agreement (as hereinafter defined), in immediately available funds at the office of The Huntington National Bank, 200 Public Square, Cleveland, Ohio 44114, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement.  Subject to the provisions of Article 7 of the Loan Agreement, the Borrower shall pay the principal of and any accrued and unpaid interest on the Loans in full upon the Revolving Availability Termination Date.

The Lender is hereby authorized to record on the schedule attached hereto, or to otherwise record in accordance with its usual practice (including, without limitation in the Lender’s electronic data processing system), the date and amount of each Loan and the date and amount of each principal payment hereunder.

Determination of Index.  This Note expresses an initial interest rate and an initial index value to 2 places to the right of the decimal point.  This expression is done solely for convenience.  The reference sources for the index used by Lender, as stated in this Note, may actually quote the index on any given day to as many as 5 places to the right of the decimal point.  Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Note will be to 5 places to the right of the decimal point.

This Note is issued pursuant to, and is entitled to the benefits of, the Loan Agreement dated as of August 16, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called the “Loan Agreement”), between the Borrower and the Lender, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

CBIZ BENEFITS & INSURANCE SERVICES, INC.

By:	/s/ Ware H. Grove
Name:	Ware H. Grove
Title:	Vice President

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF CBIZ BENEFITS & INSURANCE SERVICES, INC. TO

THE HUNTINGTON NATIONAL BANK

DATED AUGUST 16, 2018

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

4820-0611-7230.1

Schedule 3.05

Subsidiaries

The company CBIZ Benefits & Insurance Services, Inc. does not have any subsidiaries.

010-8651-6460/6/AMERICAS